Exhibit 10.1.5
Shares Issuance Agreement
April 8, 2008
Redgate Media Inc.
Redgate Interactive Advertising (Beijing) Co., Ltd.
()
and
Jinyu Fan ()
Juanjuan Tang ()

SHARES ISSUANCE AGREEMENT

THIS SHARES ISSUANCE AGREEMENT (this “Agreement”) is made on April 8, 2008
Among
Redgate Media Inc. (“Company”), a company incorporated under the laws of Cayman Islands with its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies;
and
Redgate Interactive Advertising (Beijing) Co., Ltd. ( )
(“WFOE Redgate ( )”), a company incorporated under the laws of the PRC with its registered office at Room 804, 2nd Building, No.19 Jianwai St, Chaoyang District, Beijing, the PRC;
and
Jinyu Fan (in Chinese the “Allottee”), citizen of the PRC, whose PRC identity card number is 310104195808141612;
Juanjuan Tang (in Chinese the “Allottee”), citizen of the PRC, whose PRC identity card number is 310103195712232046;
The Company, WFOE Redgate ( ) and the Allottee are collectively referred to as the “Parties” and individually as a “Party”.
Recitals:
A.	The Company has agreed to allot and issue or procure the allotment and issuance of the Issued Shares (as defined hereinafter) and effect the Cash Payment to the Allottee in consideration of the provision of management services by the Allottee to Dianguang, and the giving of confidentiality undertaking and Non-Competition Undertaking by the Allottee to the Company as set out herein;

B.	The obligations of the Company to allot and issue or procure the allotment and issuance of the Issued Shares and effect the Cash Payment are subject to satisfaction or waiver of the conditions precedent hereunder.
Therefore, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
Section 1.1 Specific Definitions
As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
“Affiliate” means with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For purposes of the foregoing, with respect to any person, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract, management rights or otherwise.
“Business Day” means any day other than a Saturday, a Sunday or a day in which banks in either the PRC or Hong Kong are closed for business.
“Cash Payment” means any cash payment to be made by the Company to the Allottee pursuant to Article 2 of this Agreement, being the Tranche A Cash Payment, the Tranche B Cash Payment and/or the Tranche C Cash Payment.
“Completion” means the Tranche A Completion, the Tranche B Completion and the Tranche C Completion, respectively.

“Completion Date” means the Tranche A Completion Date, the Tranche B Completion Date and the Tranche C Completion Date, respectively.
“Confidential Information” means all confidential, non-public or proprietary information belonging to a Party regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides such information, but excludes information which:
(a)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence imposed on the Party to whom the information belongs;

(b)	the recipient can prove such information was already known to it at the time of disclosure by the Party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the recipient acquires from a source other than the Party to whom the information belongs, where such source is entitled to disclose the same to the recipient.
“Encumbrance” means any mortgage, deed of trust, pledge, option, right of first refusal or any other kind of security interest or claim against a proprietary right.
“Equity Transfer Agreement” means the equity transfer agreement in relation to the transfer of 100% of equity interests in Dianguang to be entered into by and among WFOE Redgate ( ), Dianguang, the Allottee and the other shareholders of Dianguang on the date hereof.
“Hong Kong” means the Hong Kong Special Administrative Region.
“IPO” means an initial public offering of the shares of Listco on an internationally recognized stock exchange.
“Issued Shares” means the common shares of Listco to be issued or procured to be issued by Listco to the Allottee pursuant to this Agreement, namely the Tranche A Shares, the Tranche B Shares and/or the Tranche C Shares.

“Listco” means the Company whose common shares are listed pursuant to an IPO (or any wholly-owned subsidiary of the Company, which is also the holding company of Dianguang, whose common shares are listed pursuant to an IPO should the IPO of the common shares of such subsidiary of the Company occur prior to the IPO of the common shares of the Company).
“Non-Competition Undertaking” means the undertakings given by the Allottee to the Company under this Section 2.3 of this Agreement.
“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.
“RMB” means Renminbi, the lawful currency of the PRC.
“Shares” means the issued share capital of Listco.
“Tranche A Cash Payment” means the cash payment to be made to the Allottee (if any) pursuant to Sections 2.2(b)(i), 2.2(c)(i) or 2.2(d)(i) of this Agreement.
“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Shares (if any) or the payment of the Tranche A Cash Payment (as the case may be) in accordance with this Agreement.
“Tranche A Completion Date” means fifteen (15) days after the Tranche A CP Completion Date or any other date agreed by the Company and the Allottee in writing.
“Tranche A CP Completion Date” means the date on which all the conditions precedent to the Tranche A Completion set out in Section 2.4 are satisfied.
“Tranche A Shares” means the Shares to be issued to the Allottee pursuant to Section 2.2(a)(i) of this Agreement, subject to the adjustment (if applicable) set forth in Section 2.7 of this Agreement.

“Tranche B Cash Payment” means the cash payment to be made to the Allottee (if any) pursuant to Sections 2.2(c)(ii) or 2.2(d)(ii) of this Agreement.
“Tranche B Completion” means the completion of the issue and allotment of the Tranche B Shares (if any) or the payment of the Tranche B Cash Payment (as the case may be) in accordance with this Agreement.
“Tranche B Completion Date” means fifteen (15) days after the Tranche B CP Completion Date or any other date agreed by the Company and the Allottee in writing.
“Tranche B CP Completion Date” means the date on which all the conditions precedent to the Tranche B Completion set out in Section 2.5 are satisfied.
“Tranche B Shares” means the Shares to be issued to the Allottee pursuant to Sections 2.2(a)(ii) or 2.2(b)(ii) of this Agreement, subject to the adjustment (if applicable) set forth in Section 2.7 of this Agreement.
“Tranche C Cash Payment” means the cash payment to be made to the Allottee (if any) pursuant to Section 2.2(d)(iii) of this Agreement.
“Tranche C Completion” means the completion of the issue and allotment of the Tranche C Shares (if any) or the payment of the Tranche C Cash Payment (as the case may be) in accordance with this Agreement.
“Tranche C Completion Date” means fifteen (15) days after the Tranche C CP Completion Date or any other date agreed by the Company and the Allottee in writing.
“Tranche C CP Completion Date” means the date on which all the conditions precedent to the Tranche C Completion set out in Section 2.6 are satisfied.
“Tranche C Shares” means the Shares to be issued to the Allottee pursuant to Sections 2.2(a)(iii), 2.2(b)(iii) or 2.2(c)(iii) of this Agreement, subject to the adjustment (if applicable) set forth in Section 2.7 of this Agreement.

“USD” means US dollars, the lawful currency of the United States of America.
“US GAAP” means the generally accepted accounting principles established by the Financial Accounting Standards Board of the United States of America, as amended from time to time.
“Dianguang” means Shanghai DianGuangMeiTi Transmission Co., Ltd. ( ), a company incorporated under the laws of the PRC.
“Dianguang Equity Transfer Consideration” means the consideration payable by WFOE Redgate ( ) in connection with its acquisition of 100% of equity interests in Dianguang pursuant to the Equity Transfer Agreement.
Section 1.2 Other Terms
Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
Section 1.3 General Interpretation
Unless the contrary intention appears or otherwise defined, in this Agreement:
(a)	(Articles, Sections, clauses, annexures and schedules) an Article, Section, clause, annexure or schedule means a reference to a clause in or annexure or schedule to this Agreement;

(b)	(variations or replacement) a document (including this Agreement) includes any amendment, variation or replacement of it;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(law) means common law, principles of equity, and statutes;

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a corporation, a partnership, a joint venture, an unincorporated body or association or any government agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favor of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(k)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later on any Business Day;

(l)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(m)	(meaning not limited) the words “include”, “including”, “for example” or “such as” are not used as, nor is it to be interpreted as, a word of limitation and when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.
Section 1.4 Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.
ARTICLE 2 Issuance of the Issued Shares
Section 2.1 Issuance of the Issued Shares or Payment of the Cash Payment
As the inducement for the Allottee to enter into this Agreement and in consideration of the entering into of the Equity Transfer Agreement and completion of the transfer of 100% equity interests of Dianguang by the Allottee to WFOE Redgate ( ) as contemplated therein, the provision of management services by the Allottee to Dianguang, and the giving of confidentiality undertaking and Non-Competition Undertaking by the Allottee to the Company as set out herein, the Company agrees to allot and issue or procure the allotment and issuance of the Issued Shares or make the Cash Payment to the Allottee (as the case may be) on the terms and conditions of this Agreement on each respective Completion Date.
Section 2.2 Determination of Consideration
(a)	if an IPO occurs on or before 30th June 2009, then the Allottee shall be entitled to receive:
(i)	the following number of Tranche A Shares on the Tranche A Completion Date:

X =	A x C x 40% x D - F - Dianguang Equity Transfer Consideration
B
Where:

X =	the number of the Tranche A Shares

A =	the audited net profits of Dianguang for the year ended 31st December 2008 calculated in accordance with US GAAP (“Dianguang 2008 Net Profits”)

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2008

C =	P/E multiple used for IPO share pricing

D =	60% (subject to the adjustments stated in Section 2.7)

F =	Audit fee for years 2005 to 2008 US GAAP historical financial report auditing provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottee in lieu of all or part of the Tranche A Shares issuable to the Allottee under this Section 2.2(a)(i), in which case, the amount of cash payable in lieu of Tranche A Shares shall be equal to the number of Tranche A Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche A Shares) under this Section 2.2(a)(i) multiplied by B;
(ii)	the following number of Tranche B Shares on the Tranche B Completion Date:

X =	A x C x 40% x D
B
Where:

X =	the number of the Tranche B Shares

A =	the audited net profits of Dianguang for the year end 31st December 2009 calculated in accordance with US GAAP (“Dianguang 2009 Net Profits”)

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2009

C =	the average of the daily forward price earnings ratio (P/E) of Listco for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2009 as shown on the Nasdaq website (or if Listco is not listed on NASDAQ, then the same shall be calculated in accordance with such other index as is reasonably determined by the Board of Directors of Listco)

D =	60% (subject to the adjustments stated in Section 2.7)

provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottee in lieu of all or part of the Tranche B Shares issuable to the Allottee under this Section 2.2(a)(ii), in which case, the amount of cash payable in lieu of Tranche B Shares shall be equal to the number of Tranche B Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche B Shares) under this Section 2.2(a)(ii) multiplied by B;
(iii)	the following number of Tranche C Shares on the Tranche C Completion Date:

X =	A x C x 20% x D
B
Where:

X =	the number of the Tranche C Shares

A =	the audited net profits of Dianguang for the year end 31st December 2010 calculated in accordance with US GAAP (“Dianguang 2010 Net Profits”)

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2010

C =	the average of the daily forward price earnings ratio (P/E) of Listco for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2010 as shown on the Nasdaq website (or if Listco is not listed on NASDAQ, then the same shall be calculated in accordance with such other index as is reasonably determined by the Board of Directors of Listco)

D =	60% (subject to the adjustments stated in Section 2.7)

provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottee in lieu of all or part of the Tranche C Shares issuable to the Allottee under this Section 2.2(a)(iii), in which case, the amount of cash payable in lieu of Tranche C Shares shall be equal to the number of Tranche C Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche C Shares) under this Section 2.2(a)(iii) multiplied by B;
(b)	if an IPO occurs after 30th June 2009 and before 31st December 2009, then the Allottee shall be entitled to receive:
(i)	the following amount of Tranche A Cash Payment on the Tranche A Completion Date:
(1)	if the Dianguang 2008 Net Profits are more than zero, then the Allottee shall receive the Tranche A Cash Payment calculated as follows which shall be paid pursuant to such arrangements to be further agreed upon by the Parties:
Y =	7 x A x 40% - F - Dianguang Equity Transfer Consideration

Where:

Y =	the amount of Tranche A Cash Payment

A =	the Dianguang 2008 Net Profits

F =	Audit fee for years 2005 to 2008 historical financial report auditing
(2)	if the Dianguang 2008 Net Profits are zero or less than zero, then the Allottee shall receive 8,000 USD as the Tranche A Cash Payment;
(ii)	the following number of Tranche B Shares on the Tranche B Completion Date:

X =	A x C x 40% x D
B
Where:

X =	the number of the Tranche B Shares

A =	the Dianguang 2009 Net Profits

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2009

C =	P/E multiple used for Listco IPO share pricing

D =	60% (subject to the adjustments stated in Section 2.7)

provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottee in lieu of all or part of the Tranche B Shares issuable to the Allottee under this Section 2.2(b)(ii), in which case, the amount of cash payable in lieu of Tranche B Shares shall be equal to the number of Tranche B Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche B Shares) under this Section 2.2(b)(ii) multiplied by B;
(iii)	the following number of Tranche C Shares on the Tranche C Completion Date:

X =	A x C x 20% x D
B
Where:

X =	the number of the Tranche C Shares

A =	Dianguang 2010 Net Profits

B =	the average of the closing price per share of Listco for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2010

C =	the average of the daily forward price earnings ratio (P/E) of Listco for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2010 as shown on the Nasdaq website (or if Listco is not listed on NASDAQ, then the same shall be calculated in accordance with such other index as is reasonably determined by the Board of Directors of Listco)

D =	60% (subject to the adjustments stated in Section 2.7)

provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottee in lieu of all or part of the Tranche C Shares issuable to the Allottee under this Section 2.2(b)(iii), in which case, the amount of cash payable in lieu of Tranche C Shares shall be equal to the number of Tranche C Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche C Shares) under this Section 2.2(b)(iii) multiplied by B;
(c)	if an IPO occurs after 31st December 2009 and before 31st December 2010 then the Allottee shall be entitled to receive:
(i)	the following amount of Tranche A Cash Payment on the Tranche A Completion Date:
(1)	if the Dianguang 2008 Net Profits are more than zero, then the Allottee shall receive the Tranche A Cash Payment calculated as follows which shall be paid pursuant to such arrangements to be further agreed upon by the Parties:
Y =	7 x A x 40% - F - Dianguang Equity Transfer Consideration

Where:

Y =	the amount of Tranche A Cash Payment

A =	the Dianguang 2008 Net Profits

F =	Audit fee for years 2005 to 2007 historical financial report auditing
(2)	if the Dianguang 2008 Net Profits are zero or less than zero, then the Allottee shall receive 8,000 USD as the Tranche A Cash Payment;
(ii)	the following amount of Tranche B Cash Payment on the Tranche B Completion Date:
(1)	if the Dianguang 2009 Net Profits are more than zero, then the Allottee shall receive the Tranche B Cash Payment calculated as follows which shall be paid pursuant to such arrangements to be further agreed upon by the Parties:

Y =	7 x A x 40%

Where:

Y =	the amount of Tranche B Cash Payment

A =	the Dianguang 2009 Net Profits
(2)	if the Dianguang 2009 Net Profits are zero or less than zero, then the Allottee shall receive 8,000 USD as the Tranche B Cash Payment;
(iii)	the following number of Tranche C Shares on the Tranche C Completion Date:

X =	A x C x 20% x D
B
Where:

X =	the number of the Tranche C Shares

A =	Dianguang 2010 Net Profits

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2010

C =	P/E multiple used for IPO share pricing

D =	60% (subject to the adjustments stated in Section 2.7)

provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottee in lieu of all or part of the Tranche C Shares issuable to the Allottee under this Section 2.2(c)(iii), in which case, the amount of cash payable in lieu of Tranche C Shares shall be equal to the number of Tranche C Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche C Shares) under this Section 2.2(c)(iii) multiplied by B;
(d)	if the IPO does not occur on or before 31st December 2010 then the Allottee shall be entitled to receive:
(i)	the following amount of Tranche A Cash Payment on Tranche A Completion Date:
(1)	if the Dianguang 2008 Net Profits are more than zero, then the Allottee shall receive the Tranche A Cash Payment as follows which shall be paid pursuant to such arrangements to be further agreed upon by the Parties:

Y =	7 x A x 40% - F - Dianguang Equity Transfer Consideration

Where:

Y =	the amount of Tranche A Cash Payment

A =	the Dianguang 2008 Net Profits

F =	Audit fee for years 2005 to 2008 historical financial report auditing
(2)	if the Dianguang 2008 Net Profits are zero or less than zero, then the Allottee shall receive 8,000 USD as the Tranche A Cash Payment;
(ii)	the following amount of Tranche B Cash Payment on Tranche B Completion Date:
(1)	if the Dianguang 2009 Net Profits are more than zero, then the Allottee shall receive the Tranche B Cash Payment calculated as follows which shall be paid pursuant to such arrangements to be further agreed upon by the Parties:
Y =	7 x A x 40%

Where:

Y =	the amount of Tranche B Cash Payment

A =	the Dianguang 2009 Net Profits
(2)	if the Dianguang 2009 Net Profits are zero or less than zero, then the Allottee shall receive 8,000 USD as the Tranche B Cash Payment;
(iii)	the following amount of Tranche C Cash Payment on Tranche C Completion Date:
(1)	if the Dianguang 2010 Net Profits are more than zero, then the Allottee shall receive the Tranche C Cash Payment calculated as follows which shall be paid pursuant to such arrangements to be further agreed upon by the Parties:
Y =	7 x A x 20%

Where:

Y =	the amount of Tranche C Cash Payment

A =	the Dianguang 2010 Net Profits
(2)	if the Dianguang 2010 Net Profits are zero or less than zero, then the Allottee shall receive 4,000 USD as the Tranche C Cash Payment.

Section 2.3 Consideration for the Issued Shares
(a)	In consideration for the Company’s issuance and allotment or procuring the issuance and allotment of the Issued Shares or making the Cash Payment, the Allottee undertakes that he shall not, at any time during the period starting from the date hereof and ending on 31st December 2011, without the prior written consent of the Board, directly or indirectly engage in, or have any equity interest in, provide any services, consulting or otherwise, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or its Affiliates.

(b)	The Allottee shall not, at any time during the period commencing from the date hereof and ending on 31st December 2012, solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company or its Affiliates or who was an employee of the Company or its Affiliates at any time during the 12-month period preceding such solicitation activity or acceptance, nor solicit any of the employees of the Company or its Affiliates to terminate service with the Company or such Affiliates.

(c)	In the event the terms of this Section 2.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
Section 2.4 Conditions Precedent to the Tranche A Completion
The Company’s obligation to issue or procure the issue of the Tranche A Shares or make the Tranche A Cash Payment (as the case may be) at the Tranche A Completion is subject to the fulfilment of the following conditions:
(a)	(Audit on Dianguang for the Year 2008) the financial statements of Dianguang for year 2008 have been audited in accordance with the US GAAP by an accounting firm designated by the Company, provided that such audit shall occur and be completed within the first six (6) calendar months of year 2009.

(b)	(Shareholders’ approval) if required by any stock exchange rules or the charter documents of Listco, the shareholders of Listco have duly approved or consented to the issue of the Tranche A Shares or the Tranche A Cash Payment (as the case may be).

(c)	(Board approval) the board of directors of Listco has duly approved the issue of the Tranche A Shares or the Tranche A Cash Payment (as the case may be).

(d)	(Governmental approvals) in case Listco shall issue the Tranche A Shares, and if required by any applicable laws, the Allottee has obtained all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) for the acceptance of the Tranche A Shares and provided all such approval documents to Listco.

(e)	(Completion of Equity Transfer) the equity transfer under the Equity Transfer Agreement has been completed, as evidenced by the satisfaction of all the conditions precedent to the completion set forth in the Equity Transfer Agreement, including without limitation, WFOE Redgate ( ) being registered as the sole shareholder of Dianguang and the representatives appointed by WFOE Redgate ( ) being registered as the directors and/or legal representative of Dianguang in accordance with the Equity Transfer Agreement.

(f)	(Representations and Warranties) the representations and warranties of the Allottee under Section 6.1 of this Agreement and the representations and warranties of the Allottee under Article 3 and Schedule 3 of the Equity Transfer Agreement are true and correct as of the Tranche A CP Completion Date in all material respects, and the Allottee has performed and complied in all material respects with all obligations and covenants as required by this Agreement and the Equity Transfer Agreement as of the Tranche A CP Completion Date.

(h)	(No breach) the Allottee has not breached any terms and conditions of this Agreement.

(i)	(Profits Target) the profits target of Dianguang for year 2008 set forth in Appendix 1 hereto has been satisfied.

(j)	(Exclusive Advertising Sales Agency) the exclusive advertising sales agency agreements listed in Appendix 2 hereto which have been entered into by Dianguang as of the date hereof with the one (1) television program remain in full force and effect; provided that this condition may be waived by the Company in writing if Dianguang has entered into other exclusive advertising sales agency agreements with other television program such that Dianguang remains the sole and exclusive advertising agent for at least one television program with the scale, terms and conditions of such agreements similar to the agreements listed in Appendix 2 and are to the reasonable satisfaction of the Company.
Section 2.5 Conditions Precedent to the Tranche B Completion
The Company’s obligation to issue or procure the issue of the Tranche B Shares or make the Tranche B Cash Payment (as the case may be) at the Tranche B Completion is subject to the fulfilment of the following conditions if all the following conditions having been satisfied:
(a) (Audit on Dianguang for the Year 2009) the financial statements of Dianguang for year 2009 have been audited in accordance with the US GAAP by an accounting firm designated by the Company, provided that such audit shall occur and be completed within the first six (6) calendar months of year 2010.
(b) (Shareholders’ approval) if required by any stock exchange rules or the charter documents of Listco, the shareholders of Listco have duly approved or consented to the issue of the Tranche B Shares or the Tranche B Cash Payment (as the case may be).
(c) (Board approval) the board of directors of Listco has duly approved the issue of the Tranche B Shares or the Tranche B Cash Payment (as the case may be).
(d) (Governmental approvals) in case Listco shall issue the Tranche B Shares, and if required by any applicable laws, the Allottee has obtained all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) for the acceptance of the Tranche B Shares and provided all such approval documents to Listco.
(e) (Representations and Warranties) the representations and warranties of the Allottee under Section 6.1 of this Agreement and the representations and warranties of the Allottee under Article 3 and Schedule 3 of the Equity Transfer Agreement are true and correct as of the Tranche B CP Completion Date in all material respects, and the Allottee has performed and complied in all material respects with all obligations and covenants as required by this Agreement as of the Tranche B CP Completion Date.
(f) (Occurrence of Tranche A Completion) the Tranche A Completion has taken place in accordance with this Agreement.
(g) (No breach) the Allottee has not breached any terms and conditions of this Agreement.
(h) (Profits Target) the profits target of Dianguang for year 2009 set forth in Appendix 1 hereto has been satisfied.
(i) (Exclusive Advertising Sales Agency) the exclusive advertising sales agency agreements listed in Appendix 2 hereto which have been entered into by Dianguang as of the date hereof with the one(4) television program remain in full force and effect; provided that this condition may be waived by the Company in writing if Dianguang has entered into other exclusive advertising sales agency agreements with other television program such that Dianguang remains the sole and exclusive advertising agent for at least one television program with the scale, terms and conditions of such agreements similar to the agreements listed in Appendix 2 and are otherwise to the reasonable satisfaction of the Company.
Section 2.6 Conditions Precedent to the Tranche C Completion
The Company’s obligation to issue or procure the issue of the Tranche C Shares or to make or procure the making of the Tranche C Cash Payment (as the case may be) at the Tranche C Completion is subject to the fulfilment of the following conditions:
(a) (Audit on Dianguang for the Year 2010) the financial statements of Dianguang for year 2010 have been audited in accordance with the US GAAP by an accounting firm designated by the Company, provided that such audit shall occur and be completed within the first six(6) calendar months of year 2011.
(b) (Shareholders’ approval) if required by any stock exchange rules or the charter documents of Listco, the shareholders of Listco have duly approved or consented to the issue of the Tranche C Shares or make the Tranche C Cash Payment.
(c) (Board approval) the board of directors of Listco has duly approved the issue of the Tranche C Shares or make the Tranche C Cash Payment (as the case may be).
(d) (Governmental approvals) in case Listco shall issue the Tranche C Shares, and if required by any applicable laws, the Allottee has obtained all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) for the acceptance of the Tranche C Shares and provided all such approval documents to Listco.
(e) (Representations and Warranties) the representations and warranties of the Allottee under Section 6.1 of this Agreement and the representations and warranties of the Allottee under Article 3 and Schedule 3 of the Equity Transfer Agreement are true and correct as of the Tranche C CP Completion Date in all material respects, and the Allottee shall have performed and complied in all material respects with all obligations and covenants as required by this Agreement as of the Tranche C CP Completion Date.
(f) (Occurrence of Tranche B Completion) the Tranche A Completion and the Tranche B Completion shall have taken place in accordance with this Agreement.
(g) (No breach) the Allottee has not breached any terms and conditions of this Agreement.

(h) (Profits Target) the profits target of Dianguang for year 2010 set forth in Appendix 1 hereto has been satisfied.
(i) (Exclusive Advertising Sales Agency) the exclusive advertising sales agency agreements listed in Appendix 2 hereto which have been entered into by Dianguang as of the date hereof with the one(4) television program remain in full force and effect; provided that this condition may be waived by the Company in writing if Dianguang has entered into other exclusive advertising sales agency agreements with other television program such that Dianguang remains the sole and exclusive advertising agent for at least one television program with the scale, terms and conditions of such agreements similar to the agreements listed in Appendix 2 and are otherwise to the reasonable satisfaction of the Company.
Section 2.7 Adjustment of Consideration
If Dianguang’s audited net profits for the years ended 31st December 2009 or 2010 are less than those in the previous year, then “D” referred to in Section 2.2 shall be adjusted by a ratio, the numerator of which is the amount of audited net profits for the year in question.
The denominator of which is the amount of audited net profits for the preceding year, provided that the amount of “C” multiplied by “D” in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(ii), 2.2(b)(iii) and 2.2(c)(iii) above shall not exceed 18.
If Dianguang’s audited net profits for year 2010 or 2009 divided by Dianguang’s audited net profits for the previous year exceeds 1.4, then the amount of “C” multiplied by “D” in Sections 2.2(a)(iii), 2.2(b)(iii) and 2.2(c)(iii) shall not exceed 19.
For illustration purposes only,
(a) if audited net profits of Dianguang for year 2009 is RMB 3 million, and audited net profits of Dianguang for year 2008 is RMB 4 million, “D” in the relevant subsections of Section 2.2 will be changed from 60% to 45%: (3,000,000/4,000,000) x 60% = 45%
(b) if audited net profits of Dianguang for year 2010 is RMB 3 million, and audited net profits of Dianguang for year 2009 is RMB 4 million, “D” in the relevant subsections of Section 2.2 will be changed from 60% to 45%: (3,000,000/4,000,000) x 60% = 45%
Section 2.8 Reasonable Endeavors
Each Party shall use its reasonable endeavours to procure the fulfilment of the conditions precedent as described under this Article 2, including procuring any third party to take all necessary actions and grant any necessary approvals. The Parties must keep each other informed of any circumstances which may result in any condition precedent under this Article 2 not being satisfied in accordance with the terms hereof.

Section 2.10 Issuance of Shares
For the avoidance of doubt, the Company will consider issuing the Tranche A Shares, Tranche B Shares and the Tranche C Shares (as the case may be) to the Allottee as contemplated hereunder only if there is a successful IPO.
ARTICLE 3 Completion
Section 3.1 Time and Place of Completion
(a)	Tranche A Completion will take place at 11am on the Tranche A Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottee.

(b)	Tranche B Completion will take place at 11am on the Tranche B Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottee.

(c)	Tranche C Completion will take place at 11am on the Tranche C Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottee.
Section 3.2 Allottee’s Obligations at Completion
(a)	Unless otherwise waived in writing by the Company, on the Tranche A Completion Date, the Allottee shall deliver to the Company satisfactory evidence that WFOE Redgate ( ) has been registered as the sole shareholder of Dianguang and the representatives appointed by WFOE Redgate ( ) has been registered as the directors and/or legal representative of Dianguang in accordance with the Equity Transfer Agreement, as well as other evidence that the conditions to be performed by the Allottee on or before the Tranche A Completion as set forth in Section 2.4 of this Agreement have been satisfied.

(b)	Unless otherwise waived in writing by the Company, on the Tranche B Completion Date, the Allottee shall deliver to the Company satisfactory evidence required by the Company showing the satisfaction of the conditions to be performed by the Allottee before Tranche B Completion as set forth in Section 2.5 of this Agreement.

(c)	Unless otherwise waived in writing by the Company, on the Tranche C Completion Date, the Allottee shall deliver to the Company satisfactory evidence required by the Company showing the satisfaction of the conditions to be performed by the Allottee before Tranche C Completion as set forth in Section 2.6 of this Agreement.
Section 3.3 Company’s Obligations at Completion
Unless otherwise waived in writing by the Allottee, at each Completion, the Company shall: (a) in the case of Cash Payment, make the applicable Cash Payment to the Allottee by wire transfer of immediately available USD funds to the bank account designated in writing by the Allottee prior to such Completion; or (b) in the case of the issuance of the Issued Shares, take all necessary actions to issue the Tranche A Shares, Tranche B Shares or Tranche C Shares (as applicable) to the Allottee, including without limitation, instruct Listco’s registered agent to update the register of members of Listco, issue the share certificate to the Allottee within ten (10) Business Days after respective Completion Date, and pass and deliver Listco’s board resolutions approving the respective issuance of the Issued Shares.
ARTICLE 4 Special Covenants
Section 4.1 Extension of financial facilities by the Company
The Allottee warrants that Dianguang’s cash flow is self sustainable on the current operation base and Dianguang does not require any new cash injection from Listco or the Company unless there is new investment plan agreed by both the Allottee and the Company.
At the Company’s sole discretion, the Company may, and may cause its subsidiaries to, extend financial facilities to Dianguang as needed to assist it in its development of business.
Section 4.2 Covenants before Tranche C Completion
(a)	Except as otherwise required by this Agreement or the Equity Transfer Agreement, no resolution of the directors of Dianguang shall be passed, nor any contract or commitment entered into, in each case, from the date hereof until the Tranche C Completion Date without the prior written consent of the Company or WFOE Redgate , except for (i) any board resolutions duly passed in the ordinary course of business, and (ii) any contracts and commitments entered into in the ordinary course of business and on arm’s length terms and conditions provided that the Company is notified of the same in advance. As manager of Dianguang, the Allottee shall devote substantially all his time to the business of Dianguang and manage the operation of Dianguang in good faith.

(b)	The Allottee shall indemnify, defend and hold harmless the Company and its Affiliates, officers, directors, agents and employees (each an “Indemnified Party”) from and against all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Allottee and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) resulting from or arising out of any breach by the Allottee or Dianguang of any representation or warranty, covenant or agreement in this Agreement or in the Equity Transfer Agreement.
Section 4.3 Compliance with US GAAP and Information right of the Company
Dianguang will compile its accounting book and financial report based on US GAAP. Dianguang and Allottee has obligation to report to the Company any information requested by the Company.
Dianguang should engage, at its costs and expenses, one of big one international accountant firms designated by the Company for annual audit.
Section 4.4 IPO
Each of the Parties agrees that it/he will use all reasonable endeavors to assist Listco in its application for an IPO, including providing all information relating to itself or himself that is necessary for the inclusion in the prospectus of Listco for the purpose of the IPO or as may be required to be provided to the relevant stock exchange and governmental agency or authority, signing and executing all necessary undertakings and documents and amending any terms and conditions of this Agreement, as may be required by the applicable rules and regulations or the relevant stock exchange and governmental agency or authority, or as may be required by the sponsors or underwriters of the IPO.
ARTICLE 5 Company’s Warranties
Section 5.1 Accuracy of Statements
The Company represents and warrants to the Allottee that each of the following statements is true and accurate in all material respect as of the date of this Agreement and as of the Tranche A Completion Date, the Tranche B Completion Date and the Tranche C Completion Date as if made on each of those dates:
(a) (Organization, Good Standing and Qualification) The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all required power and authority to own its properties and assets and to carry on its business as now conducted or proposed to be conducted;

(b) (Power) The Company has full power and authority to enter into this Agreement and perform its obligations hereunder and has obtained all necessary consents and authorizations to enable it to do so;
(c) (Binding Obligation) Assuming the due authorization, execution and delivery hereof by the Allottee and WFOE Redgate ( ), this Agreement constitutes valid and binding obligations upon the Company and is enforceable against it in accordance with its terms, except such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;
(d) (No Breach) The execution of this Agreement and the occurrence of the Completions do not, and will not, conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) by the Company or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or by which it is bound;
(e) (No Litigation; No Material Change) There is no action, suit, or other court proceeding pending, threatened or instituted against the Company seeking to enjoin it from entering into, or challenge the validity of this Agreement, or assert any liability against the Company. There has been no material adverse change to the business operation of the Company;
(f) (No Creditors Arrangement) No voluntary arrangement has been proposed or reached with any creditors of the Company;
(g) (Solvency) The Company is able to pay its debts as and when they fall due.
Section 5.2 Separate Warranties
Each warranty hereof shall be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.
ARTICLE 6 Allottee’s Warranties
Section 6.1 Accuracy of Statements
The Allottee represents and warrants to the Company that each of the following statements is true and accurate in all material respect as of the date of this agreement and as of the Tranche

A Completion Date, Tranche B Completion Date and Tranche C Completion Date as if made on each of those dates:
(a) (Power) The Allottee has full power and authority to enter into this Agreement and perform its obligations hereunder and has obtained all necessary consents and authorizations to enable him to do so;
(b) (Binding Obligation) Assuming the due authorization, execution and delivery hereof by the Company and WFOE Redgate ( ), this Agreement constitute valid and binding obligations upon the Allottee and is enforceable against it in accordance with its terms;
(c) (No Breach) The execution of this Agreement and the occurrence of the Completions do not, and will not, conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) by the Allottee or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or by which it is bound;
(d) (No Litigation) There is no action, suit, or other court proceeding pending, threatened or instituted against the Allottee seeking to enjoin it from entering into, or challenge the validity of this Agreement, or assert any liability against the Allottee;
(e) (Compliance with Laws and Agreements) The execution and delivery of, and the performance under, this Agreement by the Allottee will not conflict with any rule, regulation, judgment or agreement applicable to the Allottee, including regulations with respect to offshore investment by PRC individuals or entities. All actions on the Allottee’s part required for valid execution and delivery of this Agreement have been taken prior to the date of this Agreement. It is not necessary for the Allottee to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with the acceptance of the Issued Shares in accordance with this Agreement. The Allottee has not breached any terms or conditions herein or under the Equity Transfer Agreement;
(f) (No Breach) The execution of this Agreement and the occurrence of the Completions do not, and will not, conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) by the Allottee or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which he is a party or by which he is bound.
Section 6.2 Separate Warranties

Each warranty hereof shall be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.
Section 6.3 Agreement
The Allottee agrees, in consideration of the issuance of the Issued Shares, to be bound by all the terms and provisions of the memorandum and articles of association of Listco. The Allottee also agrees that he will enter into any shareholders agreements then in force among the shareholders of Listco (if any) upon his becoming a member of Listco.
ARTICLE 7 Confidentiality
Section 7.1 Disclosure of Confidential Information
Each Party acknowledges that all Confidential Information exchanged between the Parties in connection with this Agreement or during the negotiations preceding this Agreement is confidential to them and shall not be disclosed by it to any third party except:
(a) the disclosure of the Confidential Information to the employees, legal advisers, auditors and other consultants to the Parties or its Affiliates for the purposes of performance of this Agreement and on a need-to-know basis;
(b) the disclosure with the written consent of the Party who supplied the information (“Disclosing Party”), which consent may be given or withheld at such Disclosing Party’s absolute discretion;
(c) as required by law, government authorities, exchanges and/or regulatory bodies to which it is subject; or
(d) as required to do so in connection with legal proceedings relating to this Agreement.
ARTICLE 8 Announcements
Section 8.1 Public Announcements
Subject to Section 8.2 below, no public announcement, communication or circular concerning the transactions referred to in this Agreement may be made or sent by any Party unless it has first obtained the written consent of the other Party, provided that such consent shall not be unreasonably withheld or delayed.
Section 8.2 Public Announcements Required by Law

Notwithstanding the foregoing, Section 8.1 does not apply to a public announcement, communication or circular made by any Party as required by law, government authorities, exchanges and/or regulatory bodies to which it is subject, provided that such Party has, if practicable, first consulted and taken into account the reasonable requirements of the other Parties before such announcements.
ARTICLE 9 Costs and Taxes
Section 9.1 Costs and Expenses
The Parties agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement and of other related documentation.
Section 9.2 Taxes
All sums payable and all Shares issuable by the Company to the Allottee hereunder shall be made without withholding or deduction of any taxes, assessment or other charges (“Taxes”). The Allottee acknowledges and agrees that he is responsible for the settlement of all Taxes in connection with the allotment issuance of the Issued Shares. For the purpose of the foregoing, all Parties agree that the Company may withhold from the sums payable to the Allottee the amount of Taxes payable by the Allottee and pay such amount to the relevant governmental authority on behalf of the Allottee. The Company may also withhold the allotment of Shares issuable to the Allottee hereunder until the Allottee has on his account settled all the applicable Taxes in connection with the transaction contemplated hereunder.
ARTICLE 10 Notices
Section 10.1 Form
Unless expressly stated otherwise in this Agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this Agreement must be in writing, signed by the sender (in case of individual) or an authorised officer of the sender (in case of company) and marked for the attention of the person set forth in Section 10.2(b) or, if the recipient has previously notified otherwise, then marked for in the manner last notified by such recipient.
Section 10.2 Notices
(a)	Any notice or other communication shall be deemed to have been served or delivered if sent to the address, or facsimile number (as the case may be) set out in this paragraph (a), the time of such delivery or service shall be determined as follows:
(i)	if by facsimile, at the time of dispatch to the relevant number; or

(ii)	if by hand, at the time of delivery to the relevant address; or

(iii)	if by post, the second (2nd) Business Days after being put in the post properly addressed to the relevant addressee with pre-paid postage,

provided that any notice or communication that is not dispatched on a Business Day shall be deemed to have been dispatched on the immediately subsequent Business Day.
(b)	For the purposes of this Agreement, the following addresses and facsimile numbers shall be used for serving notices on the named Parties (unless the Party to be served shall have notified the Party serving the notice in advance and in writing of any change(s) of the same):
ALLOTTEE:
Address: F/15, No.118 Qinghai Road, Shanghai,, China

Fax: 021-62179192
WFOE Redgate ( ):
Attention: Zhu Ying
Address: Room 804, 2nd Building, No.19 JianWai Street, Chaoyang District, Beijing,
China
Fax: 010-85263129
Company:
Attention: Zhu Ying
Address: Room 2703, 27th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong
Fax: (852) 8106 8655
ARTICLE 11 General Provisions

Section 11.1 Discretion in Exercising Rights
A Party may exercise a right or remedy or give or withhold its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.
Section 11.2 Rights Cumulative
Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
Section 11.3 Approvals and Consents
A Party may give conditional or unconditional approval or consent or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise. A party by giving its approval or consent does not mean such Party has made or given any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.
Section 11.4 Amendment and Waiver
Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto and their permitted assigns and transferees. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and their respective successors and assigns. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by the other Parties of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
Section 11.5 Survival of Warranties

The warranties, undertakings and indemnities in this Agreement shall survive the Tranche A Completion, Tranche B Completion and Tranche C Completion.
Section 11.6 Indemnities
The indemnities in this Agreement are continuing obligations, independent from the other obligations of the Parties under this Agreement and continue in full force and effect after the termination of this Agreement. It is not necessary for a Party to incur any expense or make any payment before enforcing a right of indemnity under this Agreement.
Section 11.7 Entire Agreement
This Agreement constitutes the entire agreement and understanding among the Parties about its subject matter and supersedes all previous agreements, understandings and negotiations (whether written or oral) between all or any of them in respect of the same. In the event that the Parties execute both the Chinese version and English version of this Agreement, then the English version shall prevail.
Section 11.8 Construction
No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.
ARTICLE 12 Governing Law and Dispute Resolution
Section 12.1 Governing law
This Agreement is governed by the laws of the Hong Kong, without regard to principles of conflicts of law thereunder.
Section 12.2 Dispute Resolution
(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to each of the other Parties hereto a written request for such consultation. If such consultation can not resolve the dispute or claim within thirty (30) days following the commencement of such consultation (“Consultation Period”), then the Parties or their representatives, as the case may be, shall, within thirty (30) days after the expiry of the Consultation Period to meet in person and attempt to resolve the dispute or claim in good faith. If within thirty (30) days following the commencement of such meeting the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the others.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be a single arbitrator who shall be agreed upon by the parties or, failing which, who shall be selected by the then President of the Centre.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules then in force as administrated by the Centre in effect at the time of the arbitration.
ARTICLE 13 Counterparts
This Agreement may be executed in any number of counterparts, each signed by the Parties to this Agreement. Each of the signed copies so executed shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

Redgate Media Inc.
By	/s/ Peter Bush Brack
	Name:	Brack, Peter Bush
	Title:	Chairman & CEO

Redgate Interactive Advertising (Beijing) Co., Ltd. ( )

By	/s/ Zhu Ying
	Name:	Zhu Ying
	Title:	Board Chairman

Allottee Jinyu Fan
By	/s/ Jinyu Fan

Juanjuan Tang
By	/s/ Juanjuan Tang

Appendix 1

Profits Target

Enterprise Profit Forecast

RMB Yuan		Year 2008	Q1	Q2	Q3	Q4	Year 2009	Q1	Q2	Q3	Q4	Year 2010

Main Operating Income (Please fill by channels)		59,800,000	17,550,000	14,150,000	13,550,000	14,550,000	71,380,000	20,605,000	16,715,000	15,455,000	18,605,000	82,087,000
New Entertainment Channel		57,500,000	17,000,000	13,500,000	13,000,000	14,000,000	68,850,000	20,000,000	16,000,000	14,850,000	18,000,000	78,280,000
Life and Fashion Channel		1,500,000	350,000	450,000	350,000	350,000	1,650,000	385,000	495,000	385,000	385,000	2,807,000
Other Channels		800,000	200,000	200,000	200,000	200,000	880,000	220,000	220,000	220,000	220,000	1,000,000
New Channels (could be added above this line)							0

Main Operating Costs		32,180,000	8,020,000	8,120,000	8,020,000	8,020,000	38,375,000	9,565,000	9,680,000	9,565,000	9,565,000	44,131,250
New Entertainment Channel		30,000,000	7,500,000	7,500,000	7,500,000	7,500,000	36,000,000	9,000,000	9,000,000	9,000,000	9,000,000	41,400,000
Life and Fashion Channel		1,420,000	330,000	430,000	330,000	330,000	1,575,000	365,000	480,000	365,000	365,000	1,811,250
Other Channels		760,000	190,000	190,000	190,000	190,000	800,000	200,000	200,000	200,000	200,000	920,000
New Channels (could be added above this line)							0

Business Tax	9.45%	2,610,090	900,585	569,835	522,585	617,085	3,118,973	1,043,280	664,808	556,605	854,280	3,586,818

Operating Profits		25,009,910	8,629,415	5,460,165	5,007,415	5,912,915	29,886,028	9,996,720	6,370,193	5,333,395	8,185,720	34,368,932

Operating and Administration Expenses		9,015,675	2,582,419	2,110,419	2,171,419	2,151,419	10,124,455	2,875,114	2,355,114	2,350,114	2,544,114	11,493,801
Rent + Property Management Fees		388,000	97,000	97,000	97,000	97,000	0
Water & Electricity Fees		26,000	7,000	6,000	7,000	6,000	0
Staff Salaries (Please fill in the staff budget table)		1,514,500	378,625	378,625	378,625	378,625	1,831,700	457,925	457,925	457,925	457,925	2,000,000
Individual Income Tax (Please fill in a average proportion)	15.00%	227,175	56,794	56,794	56,794	56,794	274,755	68,689	68,689	68,689	68,689	300,000

Enterprise Profit Forecast (cont’d)

RMB Yuan		Year 2008	Q1	Q2	Q3	Q4	Year 2009	Q1	Q2	Q3	Q4	Year 2010
Travelling Expenses		100,000	25,000	25,000	25,000	25,000	100,000	25,000	25,000	25,000	25,000	120,000
Business Entertainment Fees		360,000	90,000	90,000	90,000	90,000	360,000	90,000	90,000	90,000	90,000	400,000
Telephone Charges, Internet Fees		25,000	13,750	3,750	3,750	3,750	25,000	13,750	3,750	3,750	3,750	30,000
Office Expenses		30,000	8,000	7,000	7,000	8,000	30,000	8,000	7,000	8,000	7,000	40,000
Commission	10.00%	5,980,000	1,755,000	1,415,000	1,355,000	1,455,000	7,138,000	2,060,500	1,671,500	1,545,500	1,860,500	8,208,700
Data Charges		220,000	110,000		110,000		220,000	110,000		110,000		250,000
Expressage		5,000	1,250	1,250	1,250	1,250	5,000	1,250	1,250	1,250	1,250	5,000
Others
(Any major costs not listed in the table could be added above this line.)		140,000	40,000	30,000	40,000	30,000	140,000	40,000	30,000	40,000	30,000	140,101

Financial Expenses							0					0

Total Profits		15,994,235	6,046,996	3,349,746	2,835,996	3,761,496	19,761,573	7,121,606	4,015,079	2,983,281	5,641,606	22,875,131

Income Tax	25.00%	3,998,559	1,511,749	837,437	708,999	940,374	4,940,393	1,780,402	1,003,770	745,820	1,410,402	5,718,783

Net Profits		11,995,676	4,535,247	2,512,310	2,126,997	2,821,122	14,821,179	5,341,205	3,011,309	2,237,461	4,231,205	17,156,348
		20.1%					20.8%					20.9%

Appendix 2

Exclusive Advertising Sales Agency Agreements

Shanghai Media Group
Contract for Advertising Placement 2008
No.: C001
Party A: Shanghai Media Group & Advertisement Center (hereinafter referred to Party A)
Party B: Shanghai Dianguang Media Transmission Co., Ltd (hereinafter referred to Party B)
Whereas,
The Contract has been declared expressly to the Parties; and, the Parties have acknowledged and confirmed expressly as follows:
1.	Shanghai Media Group and the Advertisement Center of Shanghai Media Group are Party A to the Contract. Advertisement Center is the organization authorized by Shanghai Media Group to take charge of management and operation of the placement of its media advertisements and to exercise the rights and perform the obligations under the Contract;

2.	Shanghai Dianguang Media Transmission Co., Ltd. is Party B to the Contract. Party B is an advertising operator duly incorporated within the People’s Republic of China and permitted to engage in placement of media advertisements with the registration with and approval by the administration for industry and commerce. Party B warrants that it has the qualifications and abilities to exercise the rights and perform the obligations under the Contract independently; and

3.	The Parties are willing to develop advertisement business on TV through amiable cooperation.
NOW, THEREFORE, the Contract is hereby made by and between the Parties through negotiation in connection with Party B’s placement of advertisements on the television channels of Shanghai Media Group on the principles of good faith, amicable cooperation and mutual benefit and in accordance with the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China and other applicable laws and regulations. It is agreed as follows:
Article 1 Definitions
Unless otherwise stipulated in the context, the following words and expressions used in the Contract shall have the meanings as follows:
1.	Contract Value
“Contract Value” as mentioned in the Contract means the amount to be paid to Party A according to Article 4.1 hereof;
2.	Error
“Error” as mentioned in the Contract means Party A’s errors made during the broadcasting of Party B’s advertisements, such as editions, dates, periods of time and channels;
3.	Omission
“Omission” as mentioned in the Contract means failure to broadcast the advertisements ordered by Party B.

Article 2 Term of the Contract
The term of the Contract is from January 1, 2008 to December 31, 2008.
Article 3 Subject Matter
3.1	Party B shall purchase from Party A the ad-agency operation right to the advertising slot during New Entertainment Cinema of News & Entertainment Channel in 2008, 12-minute display advertisements per stage, and 366 stages per year in total.

3.2	The ad-agency operation right granted to Party B shall be limited to the advertising slot hereunder, excluding the rights and interests to non-routine advertisements such as title sponsorship, special advertisements for sponsors, producers’ advertisements, standard version and information advertisement column, as well as other associated rights thereto.
Article 4 Contract Value, Performance Bond and Payment Method
4.1	Contract Value for the ad-operation right purchased by Party B hereunder is RMB30,000,000 (RMB thirty million only).

4.2	Party B must pay the Contract Value on schedule as follows:
January 2008: RMB two million four hundred thousand only;
February 2008: RMB two million four hundred thousand only;
March 2008: RMB two million four hundred thousand only;
April 2008: RMB two million four hundred thousand only;
May 2008: RMB two million four hundred thousand only;
June 2008: RMB two million four hundred thousand only;
July 2008: RMB two million four hundred thousand only;
August 2008: RMB two million four hundred thousand only;
September 2008: RMB two million four hundred thousand only;
October 2008: RMB two million four hundred thousand only;
November 2008: RMB three million only;
December 2008: RMB three million only.
Note: Payment shall be made on or prior to the 25th day of relevant month. The performance bond paid separately by Party B will and may be used to offset the Contract Value payable by Party B in the last two months within the term of the Contract.
4.3	Party B must, within one week from the date of the Contract, pay RMB six million only to Party A as the performance bond for purchase of the ad-agency right hereunder. Party B’s failure to pay in full the performance bond on the lump-sum basis timely shall entitle Party A to rescind the Contract immediately.

4.4	Party B agrees that Party A may deduct advertising costs, penalty and compensations as mentioned in Article 6 hereof and any other outstanding amount directly from the performance bond. Party B shall make up the balance of the performance bond within 10 days after Party A makes the aforesaid deduction. Party B’s failure to make up the balance on schedule shall entitle Party A to take measures according to Article 6.3 hereof.
4.5	Party B’s failure to pay the Contract Value in full shall entitle Party A to deduct the outstanding part of the Contract Value from the performance bond. Where the performance bond is insufficient to deduct the outstanding part of the Contract Value, Party A shall be entitled to further recourse against Party B.
Article 5 Rights and Obligations of the Parties
5.1	Party A shall have the right to examine Party B’s qualifications prior to the execution of the Contract. Party B shall be obliged to provide relevant information to Party A truthfully in accordance with pertinent regulations, and shall be responsible for the authenticity of such information.

5.2	With Party A’s written permit, Party B may exercise its rights as to the projects to which it has the agency operation right on the principles of self-promotion, self-pricing and self-operation. Party B shall render cooperation where Party A has certain particular requirements for broadcasting relevant brand advertisements in accordance with pertinent laws, regulations and policies, the demands for public opinion management or for the purpose of stability and maintenance of the market order.

5.3	Party B undertakes that it shall not conduct operation activities by means of warranty of cost per rating point (CPRP) to its clients during agency operation hereunder in 2008, and shall maintain the stability of the pricing structure.

5.4	During performance of the Contract, the Parties shall negotiate about the length and period of the advertisement actually placed by means of a placement order. Party B’s orders shall, in principle, be the originals bearing the signatures of Party B’s salesmen and the seal of Party B’s company; Party B shall provide the list of its salesmen to Party A for confirmation and record filing. Where Party B places an order by fax, besides the said two factors of the original, the facsimile document shall indicate the electrograph number and the time of transmission. An order shall become valid after being confirmed by Party A’s salesman with signature and seal.

5.5	Daily or terminal broadcasting under the Contract shall be subject to the program play-out schedule of the airdate agreed upon by the Parties. Where Party B fails to provide the advertising layout, or the broadcasting time as mentioned in the advertising layout provided conflicts with the daily or terminal ad-operation time provided by Party A to Party B according to the Contract, Party B shall be deemed as having exercised completely the daily or terminal ad-operation right according to the Contract.

5.6	The advertising materials provided by Party B must comply with the Advertising Law of the People’s Republic of China and other pertinent laws and regulations and be free from infringement of a third person’s prior right. Party B shall produce relevant certifications and approvals issued by relevant functional authorities to Party A. Medical treatment advertisements must be subject to the examination and approval of the competent authority of Shanghai. Party B agrees to strictly abide by the pertinent regulations of the competent authorities on broadcasting of TV advertisements and the Advertising Placement Instructions formulated by Party A; otherwise, Party A shall have the right to refuse broadcasting, and all losses arising therefrom shall be undertaken by Party B. After the advertisements are broadcast, Party B shall be fully responsible for all economic or legal liabilities as a result of political mistakes or violation of pertinent regulations. Party A’s examination shall not result in its liabilities for the validity and authenticity of the advertisement contents or for potential consequences.

5.7	Party A has the right to examine the demos provided by Party B in such aspects as contents, presentation format and technical standards. Where the contents or presentation formats are incompliant with laws, regulations and rules, or the demos are not up to the technical standards, Party A has the right to demand Party B to make correction and refuse to broadcast until Party B makes such correction; in such case, Party B shall be responsible for all losses arising therefrom.
5.8	Advertisement tapes and Advertising Placement Orders must be served on Party A ten (10) days prior to the airdate. In case of any delay in broadcasting due to overdue service, the liabilities arising therefrom shall be undertaken by Party B. Advertisement tapes shall be consistent with the demos provided by Party B and approved by Party A, as well as the edition of the Advertising Placement Orders; otherwise, the liabilities arising therefrom shall be undertaken by Party B. Tape numbers shall be applied for the advertisements to be broadcast. An Advertising Placement Order shall not only contain the edition number or brand but also contain the tape number, and shall be subject to the tape number. Party A shall have the right to refuse to broadcast the advertisement of which the order contains brand or edition number but no tape number, and the liabilities arising therefrom shall be undertaken by Party B.

5.9	Where Party B intends to change or cancel a certain advertising order, it shall obtain Party A’s consent and, seven (7) working days prior to the airdate, issue to Party A a written notice bearing its signature and seal, which shall be approved by Party A in writing. In case of a notice to Party A four (4) working days prior to the airdate, Party B shall pay to Party A the commission charge at 20% of the value of the changed or cancelled part. Change or cancellation of orders three (3) working days prior to the airdate shall be prohibited.

5.10	In case of objections to the advertisement broadcast, Party B shall, within fifteen (15) working days from the agreed airdate, put them forward in writing to Party A and produce the written information and relevant advertisement detecting materials issued by the authoritative detecting company recognized by the Parties. Where Party B makes no written objections to Party A within fifteen (15) working days from the agreed airdate, the broadcasting shall be deemed as accurate and valid. Party A shall, at Party B’s request, issue a broadcasting certification within thirty (30) days from the airdate.

5.11	Party B shall make payment on schedule. Party B may not request for reduction of the total Contract Value by reason of insufficient amount of advertisings solicited or other reasons whatsoever.

5.12	Party B shall undertake to place its advertisements according to the contents, periods and schedules specified in the Contract; otherwise, no advertisements may be broadcast further if they are overdue.

5.13	During performance of the Ad-operation Agency Contract, Party B shall be fully and solely responsible for any and all claims, debts or other economic disputes due to reason attributable to Party B or its clients, or for lawsuits and disputes arising after the advertisings are broadcast.

5.14	Party B shall notify Party A in writing, together with relevant materials, in case of equity changes, disposal of major assets, legal lawsuits or relevant economic activities such as important project cooperation, mortgages and loans during the ad-operation agency period. Where Party B fails to perform the obligation to inform, Party A reserves the right to pursue its liabilities.
Article 6 Liability for Breach of Contract
6.1	Party B agrees that, in case of violation of any of the aforesaid clauses, Party B shall notify Party A immediately and take proper remedies in time. In such case, Party B shall be responsible for relevant losses, liabilities, obligations and expenditures, as well as liability for breach of contract, and Party A shall have the right to rescind the Contract immediately.

6.2	Neither party may modify or rescind the Contract as of the effective date of the Contract. Unless otherwise stipulated by laws and the Contract, rescission of and modification to the Contract shall be subject to the negotiation between the Parties and specified in a supplemental agreement in accordance with laws; otherwise, it shall be deemed as breach of contract, and the non-breaching party shall not only require the breaching party to perform the Contract continually but also claim for 20% of the contract amount in respect of the unperformed part as liquidated damages.

6.3	Party B shall make payment on schedule. In case of overdue payment, Party A shall have the right to cease broadcasting Party B’s advertisements, or even rescind the Contract without refunding the performance bond paid by Party B; in addition, Party A shall have the right to claim against Party B for the penalty of overdue payment at the daily rate of 0.5‰ of the total outstanding amount until Party B pays off the amount due and payable. Where Party B fails to makes payment within 30 days, in addition to such penalty, Party B shall pay the damages to Party A at 20% of the outstanding amount.

6.4	Where Party B breaches Article 5.3 hereof, it shall assume the liability for breach of contract, and Party A shall have the right to confiscate the performance bond and rescind the Contract immediately.

6.5	Party A shall broadcast Party B’s advertisings on schedule. In case of Errors or Omissions, Party A shall take remedies on the principles of “Once for Each Error” or “Twice for Each Omission”, and the period of time shall be subject to Party A’s arrangement according to the program schedule. However, In case of adjustments of the program concerned, time or channel of the program as a result of changes in relevant programs on the TV channels of Shanghai Media Group, instructions from higher authorities, machine troubles or other reasons whatsoever, which results in the fact that certain advertisements cannot be broadcast or the advertisements broadcast actually conflict with the orders, such circumstances shall not be deemed as Errors or Omissions.
Article 7 Independence
7.1	Each party hereto is an independent contracting party. No relationship such as joint venture, partnership or employment has been created between the Parties. Neither party nor its employees and agents may, or attempt to, conduct business in the name of the other party’s partner, representative or employee, or make relevant statements expressly or impliedly.

7.2	Without Party A’s written consent, Party B may not make any publicity in the name of Party A’s program partner or sponsor, or use the name, logo or other marks of Party A or Shanghai Media Group.
Article 8 Effect of the Contract
8.1	The Contract constitutes the entire agreement between the Parties concerning the subject matter hereof and substitutes all prior written or oral summaries, memos, contracts, agreements and negotiations between the Parties concerning the same subject matter.

8.2	Without Party A’s written consent, Party B may not transfer the Contract or any of its rights or obligations under the Contract; otherwise, Party A shall have the right to confiscate the performance bond and rescind the Contract immediately.

8.3	The following documents shall have the same legal force with the Contract:
1)	Advertising Placement Order;

2)	Advertising Quotation 2008 publicized recently by Party A (in case of changes, subject to the quotation publicized by Party A then); and

3)	Advertising Placement Instructions.
Article 9 Force Majeure
Where either party cannot perform the Contract continually as a result of earthquake, typhoon, flood, fire,

instructions from Party A’s higher authorities and other force majeure events, the Contract shall be terminated and neither party shall assume the liability for breach of contract. However, the affected party shall inform the other party in time after occurrence of such event.
Article 10 Dispute Settlement
Any dispute arising between the Parties during the performance of the Contract shall be settled through amiable negotiation. Where such negotiation fails, the Parties agree to submit the dispute to the jurisdiction of the People’s Court at the place where the Contract is performed.
Article 11 Effectiveness
11.1	The Contract shall be written in Chinese in four copies with the same legal force, two for each party.

11.2	The Contract takes effect with the signatures and seals of the Parties.

Party A: Shanghai Media Group & Advertisement Center		Party B: Shanghai Dianguang Media Transmission Co., Ltd.

Signature:	/s/ Zhong Lin Jin	Signature:	/s/ Juanjuan Tang

Date:	December 24, 2007	Date:	December 21, 2007

Cooperation Agreement
Concerning
Advertising Placement on Channel Young of Shanghai Media Group
2008
By and between
Shanghai Fashion Cultural Media Co., Ltd.
and
Shanghai Dianguang Media Transmission Co., Ltd.
January 2008

Party A: Shanghai Fashion Culture Media Co., Ltd.
Add.: 2000 Dongfang Rd., Pudong, 200125, Shanghai, China
Tel: 58812000
Party B: Shanghai Dianguang Media Transmission Co., Ltd.
Add.: No. 15 Building, 118 Qinghai Rd., 200041, Shanghai, China
Tel: 021-62178783
The Agreement is hereby made by and between the Parties through negotiation in connection with the placement of advertisings concerning such brands as Mentholatum, Palladium Association, BlueVase and KIA for which Party B acts as the agent on the Channel Young of Shanghai TV Stationowned by Shanghai Fashion Cultural Media Co., Ltd. in 2007 on the principles of good faith, amiable cooperation and mutual benefit and in accordance with the Contract Law of the People’s Republic of China and the Advertising Law of the People’s Republic of China. It is agreed as follows:
I. Term of the Contract
The term of the Contract is from January 1, 2008 to December 31, 2008.
II. Paid-up Amount for Advertising Placement, Agency Discount and Reward
2.1 For the purpose of the Contract, “Paid-up Amount for Advertising Placement” means, to the extent of the Contract, the amount of the ad-broadcasting fee paid for the advertisements actually placed by Party B (excluding the advertising placement fee in respect of all preferential treatments and rewards enjoyed by Party B and irrelevant to the Contract, performance bond paid by Party B out of the Contract and other amounts). Within the term of the Contract, advertisements concerning such brands as Mentholatum, Palladium Association, BlueVase and KIA for which Party B acts as the agent may be placed on the Channel Young of Shanghai TV Station during the advertising slots other than those licensed to other companies according to the advertising quotations 2008 publicized recently by Party A (in case of changes, subject to the quotation publicized by Party A then).
2.2 Agency Discount: Party B undertakes that the Paid-up Amount for Advertising Placement (Paid-up Amount) accumulatively under the Contract as to such brands within the term hereof shall not be less than RMB5,000,000 (namely, RMB five million only) (inclusive), and that the discount available to Party B for advertising placement under the Contract shall be 54% (namely, advertising quotation ×46%).
2.3 Advertisements concerning such brands as Mentholatum, Palladium Association, BlueVase and KIA for which Party B acts as the agent may enjoy any of the advertising placement packages promoted by Party A in 2008, as well as the agency discount agreed herein.
III. Performance Bond and Payment Method
Party B shall, within one (1) week after signing the Contract, pay Party A RMB500,000 (RMB five hundred thousand only) as the performance bond for advertisement broadcasting. The value of each order shall be settled according to this formula: discount as mentioned in Article 2 hereof × advertising quotation. Meanwhile, Party B is required to settle the ad-broadcasting fee as to each order within one (1) week after completion of the order, and settle the Contract Value incurred during the year prior to December 25, 2008. After the Contract is fully performed, the performance bond may be used to offset (without interest) relevant advertising cost with Party A’s confirmation at the end of 2008. Party A shall issue relevant advertisement invoices to Party B within one (1) week after receiving such amount.
Party A’s bank account information:
Name: Shanghai Fashion Cultural Media Co., Ltd. A/C.: 1001207409014449459

Bank: Industrial & Commercial Bank of China, Shanghai Jing’an Sub-branch
IV. Rights and Obligations of the Parties
4.1 Party A shall have the right to examine Party B’s qualifications prior to the execution of the Contract. Party B shall be obliged to provide relevant information to Party A truthfully in accordance with pertinent regulations and shall be responsible for the authenticity of such information. Party B shall also ensure that it has the ad-agency operation qualification during the performance of the Contract; otherwise, Party A shall have the right to terminate the Contract in advance.
4.2 During the performance of the Contract, the Parties shall negotiate about the length and period of the advertisement actually placed by means of a placement order. Party B’s orders shall, in principle, be the originals bearing the signatures of Party B’s salesmen and the seal of Party B’s company; Party B shall provide the list of its salesmen to Party A for confirmation and record filing. Where Party B places an order by fax, besides the said two factors of the original, the facsimile document shall indicate the electrograph number and the time of transmission. An order shall become valid after being confirmed by Party A’s salesman with signature and seal.
4.3 Advertisement materials provided by Party B must comply with the Advertising Law of the People’s Republic of China and other pertinent laws and regulations and produce the certifications and approvals issued by relevant functional authorities, and the advertisements shall be approved by the Advertising Association; otherwise, Party A shall have the right to refuse broadcasting. In such case, Party B shall be responsible for any dispute or any and all losses to or adverse impacts on Party A arising from the validity of the advertisements, including, but not limited to, attorney fee and legal cost.
4.4 Party B shall provide Party A with the advertisement demos thirty (30) days prior to the airdate. Party A shall have the right to examine the demos provided by Party B in such aspects as contents, presentation format and technical standards. Where the contents or presentation formats are incompliant with laws, regulations and rules, or the demos are not up to the technical standards, Party A shall have the right to demand Party B to make correction and refuse to broadcast until Party B makes such correction; in such case, Party B shall be responsible for all losses arising therefrom.
4.5 Advertisement tapes and Advertising Placement Orders must be served on Party A ten (10) days prior to the airdate. In case of any delays in broadcasting due to overdue service, the liabilities arising therefrom shall be undertaken by Party B. Advertisement tapes shall be consistent with the demos provided by Party B and approved by Party A, as well as the edition of the Advertising Placement Orders; otherwise, the liabilities arising therefrom shall be undertaken by Party B.
4.6 Where Party B intends to change or cancel a certain advertising order, it shall, seven (7) working days prior to the airdate, issue to Party A a written notice bearing its signature and seal. In case of a notice to Party A four (4) working days prior to the airdate, Party B shall pay to Party A the commission charge at 20% of the value of the changed or cancelled part. Change or cancellation of orders within three (3) working days prior to the airdate shall be prohibited.
4.7 During this cooperation, Party B may not transfer all or part of the licensed ad-agency slots in any way to a third person for agency operation; otherwise, Party A shall have the right to rescind the Contract and claim against Party B for the penalty at 20% of total Contract Value.
4.8 Party B agrees that detailed issues concerning advertising placement shall be subject to the Advertising Placement Instructions formulated by Party A. After the advertisements are broadcast, Party B shall be fully responsible for all economic or legal liabilities as a result of political mistakes or violation of pertinent regulations. Party A’s examination shall not result in its liabilities for the validity and authenticity of the advertisement contents or for potential consequences.
4.9 In case of objections to the advertisement broadcast, Party B shall, within fifteen (15) working days from the actual airdate or the agreed airdate, put them forward in writing to Party A and produce the written information and relevant advertisement detecting materials issued by the authoritative detecting company recognized by the Parties. Where Party B has no written objections made to Party A fifteen (15) working days after the agreed airdate, the broadcasting shall be deemed as accurate and valid. In case of errors or omissions, Party A shall take remedies respectively on the principle of “Once for Each Error”

or “Twice for Each Omission”, and the period of time shall be subject to Party A’s arrangement according to the program schedule. Party A shall, at Party B’s request, issue the broadcasting certification within one (1) day after broadcasting such advertisements.
4.10 “Omission” as mentioned in the Contract means failure to broadcast the advertisements ordered by Party B. “Error” means Party A’s errors made during the broadcasting of Party B’s advertisements, such as editions, dates, periods of time and channels. However, in case of adjustments of the program concerned, time or channel of the program as a result of changes in relevant programs on the TV channels of Shanghai Media Group, which results in the fact that certain advertisings cannot be broadcast or the advertisings broadcast actually conflict with the orders, such circumstances shall not be deemed as Errors or Omissions.
4.11 Party B shall have the right to enjoy the treatments available to Party A’s contracting companies. Party A will protect Party B’s brands on the principle of fair competition.
4.12 Party B shall, at Party A’s request, provide the materials necessary for production of “5-second Standard Package during Channel Image Publicity” and shall be responsible for the validity of such materials. Party B shall be responsible for any dispute or any and all losses to or adverse impacts on Party A arising from the validity of such materials, including, but not limited to, attorney fee and legal cost. Party A shall have the decision-making right and the final approval right upon the production of “5-second Standard Package during Channel Image Publicity”. Party B shall be solely and fully responsible for failure to provide required materials in time. Copyright to “5-second Standard Package during Channel Image Publicity” shall vest in Party A, and Party B may not use it without Party A’s written permission.
V. Liability for Breach of Contract
5.1 Neither party may modify or rescind the Contract as of the effective date of the Contract. Unless otherwise stipulated by laws and the Contract, rescission of and modification to the Contract shall be subject to the negotiation between the Parties and specified in a supplemental agreement in accordance with laws; otherwise, it constitutes a default, and the breaching party shall pay to the other party 20% of the contract amount in respect of the unperformed part as liquidated damages.
5.2 Unless otherwise stipulated herein, Party B’s overdue payment shall entitle Party A to stop broadcasting Party B’s advertisements and performing other obligations hereunder; in addition, Party A shall have the right to claim against Party B for the penalty of overdue payment at the daily rate of 0.5‰ of the total outstanding amount. Where Party B fails to make payment within 15 days, Party A shall have the right to rescind the Contract at its own discretion and not to refund the performance bond to Party B.
5.3 Party B agrees that Party A may deduct the advertising broadcasting fee, penalty, liquidated damages and compensations for overdue payment directly from the performance bond paid by Party B. In such case, Party B shall make up the balance of the performance bond within ten (10) days after Party A’s deduction. Where Party B fails to make up the balance on schedule, Party A shall have the right to take measures according to the foresaid clause.
5.4 Party B’s failure to pay the Contract Value in full shall entitle Party A to deduct the outstanding part of the Contract Value from the performance bond. Where the performance bond is insufficient to deduct the outstanding part of the Contract Value, Party A shall be entitled to further recourse against Party B.
5.5 Party B shall be responsible for any and all disputes arising from its own advertisements and for all final economic and legal liabilities concerned.
VI. Supplemental Clauses
6.1 The Contract Value as mentioned in the Contract means the Paid-up Amount for Advertising Placement undertaken by Party B under Article 2.2 hereof.
6.2 Without the written consent of the other party, neither party may transfer the Contract or any of its rights or obligations under the Contract. Otherwise, it shall be deemed as a breach of Contract, and the breaching party shall assume the liability for breach of contract.

VII. Dispute Settlement
Any dispute arising from the performance of the Contract after the effective date of the Contract shall be settled through amiable negotiation; where negotiation fails, the Parties agree to submit the dispute to the jurisdiction of the People’s Court at the place where Party A is located.
VIII. Miscellaneous
8.1 Any matter uncovered herein shall be settled through negotiation between the Parties on the principles of mutual understanding and mutual accommodation.
8.2 The following documents shall have the dame legal force with the Contract:
1) Advertising Placement Order;
2) Advertising Quotations 2008 publicized recently by Party A (in case of changes, subject to the quotation publicized by Party A then);
3) Advertising Placement Instructions, and
4) Party A’s Advertising Operation Rules 2008
The Contract shall take effect with the signatures of the Parties. The Contract shall be made in three copies, two for Party A and one for Party B.

Party A: Shanghai Fashion Cultural Media Co., Ltd.		Party B: Shanghai Dianguang Media Transmission Co., Ltd.

Signature:	/s/ Yong Wang	Signature:	/s/ Juanjuan Tang

Date:	January 8, 2008	Date:	January 8, 2008

Ad-agency Certificate

No. GJ (2008) C001

Shanghai Dianguang Media Transmission Co., Ltd. is the ad-agent of Shang Media Group for the New Entertainment Cinema on Entertainment Channel 2008.

Shanghai Media Group Advertisement Center

December, 2007